                            Exhibit 10.1
SEVENTEETH AMENDMENT TO THE
RECEIVABLES PURCHASE AGREEMENT

This SEVENTEENTH AMENDMENT TO THE RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of July 26, 2024, is entered into by and among the following parties:
DXC RECEIVABLES LLC (F/K/A CSC RECEIVABLES LLC), a Delaware limited liability company, as Seller (the “Seller”);
DXC TECHNOLOGY COMPANY, a Nevada corporation, as Servicer (the “Servicer”);
PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Committed Purchaser, as Group Agent for its Purchaser Group and as Administrative Agent (in such capacity, the “Administrative Agent”);
MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.) (“MUFG”), as a Committed Purchaser and as Group Agent for its Purchaser Group;
GOTHAM FUNDING CORPORATION (“Gotham”), as a Conduit Purchaser in MUFG’s Purchaser Group;
THE BANK OF NOVA SCOTIA (“BNS”), as a Committed Purchaser and as Group Agent for its Purchaser Group;
LIBERTY STREET FUNDING, LLC (“Liberty Street”), as a Conduit Purchaser in BNS’s Purchaser Group;
MIZUHO BANK, LTD. (“Mizuho”), as a Committed Purchaser and as Group Agent for its Purchaser Group;
THE TORONTO DOMINION BANK (“TD Bank”), as a Committed Purchaser and as Group Agent for its Purchaser Group; and
BANNER TRUST (“Banner Trust”), as a Conduit Purchaser in TD Bank’s Purchaser Group.
Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Purchase Agreement described below.
BACKGROUND
A.    The parties hereto (other than Liberty Street) have entered into a Receivables Purchase Agreement, dated as of December 21, 2016 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”).
B.    Concurrently herewith, the Administrative Agent, the Group Agents, the Seller and the Servicer are entering into that certain third amended and restated letter agreement re: Excluded Obligors, dated as of the date hereof (the “Letter Agreement”), whereby the Administrative Agent and the Group

Agents agree to modify the definition of “Excluded Obligors” for purposes of the Receivables Purchase Agreement and the other Transaction Documents.
C.    Concurrently herewith, each of the parties hereto (other than the Conduit Purchasers) and PNC Capital Markets LLC, as Structuring Agent (the “Structuring Agent”), are entering into that certain Twelfth Amended and Restated Fee Letter, dated as of the date hereof (the “Amended Fee Letter”, and together with the Letter Agreement, collectively, the “Related Agreements”).
D.    In connection with this Amendment, Liberty Street desires to join the Receivables Purchase Agreement in the capacity of a Conduit Purchaser.
E.    The parties hereto desire to amend the Receivables Purchase Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Joinder of Liberty Street and Assignment of Capital.
(a)Joinder. Effective as of the date hereof, (i) Liberty Street hereby becomes a party to the Receivables Purchase Agreement as a Conduit Purchaser thereunder with all the rights, interests, duties and obligations of a Conduit Purchaser thereunder and (ii) BNS, as a Committed Purchaser and Liberty Street as a related Conduit Purchaser, shall constitute the members of a new Purchaser Group, and both BNS and Liberty Street hereby appoint BNS as the Purchaser Agent for such Purchaser Group.
(b)Assignment of Capital. On the date hereof, BNS will assign all of its outstanding Capital (but not its Commitments) to Liberty Street, and Liberty Street hereby assumes and accepts such assignment of Capital on the date hereof.
(c)Consent to Joinder. The parties hereto hereby consent to the joinder of Liberty Street as a Conduit Purchaser party to the Receivables Purchase Agreement on the terms set forth in clause (a) above and to the assignment by BNS of all of its outstanding Capital (but not its Commitments) to Liberty Street on terms set forth in clause (b) above, in each case, as set forth above on a one-time basis.
(d)Credit Decision. Liberty Street (i) confirms to the Administrative Agent that it has received a copy of the Receivables Purchase Agreement, the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and (ii) agrees that it will, independently and without reliance upon the Administrative Agent (in any capacity) or any of its Affiliates, based on such documents and information as Liberty Street shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Receivables Purchase Agreement and any other Transaction Document. The Administrative Agent makes no representation or warranty and assumes no responsibility with respect to (x) any statements, warranties or representations made in or in connection with the Receivables Purchase Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto

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or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Receivables Purchase Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto or (y) the financial condition of any of the Seller, the Servicer, the parties to the Performance Guaranty or the Originators or the performance or observance by any of the Seller, the Servicer, the parties to the Performance Guaranty or the Originators of any of their respective obligations under the Receivables Purchase Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.
SECTION 2.Amendments to the Receivables Purchase Agreement. The Receivables Purchase Agreement is hereby amended as shown on the marked pages of the Receivables Purchase Agreement attached hereto as Exhibit A.
Authorization to File Financing Statements. Upon the effectiveness of this Amendment, each Originator and the Seller hereby authorizes the Administrative Agent to file (at the expense of the Seller) one or more UCC-3 financing statements in the form of Exhibit B hereto.
Representations and Warranties of the Seller and Servicer. Each of the Seller and the Servicer hereby represents and warrants, as to itself, to the Administrative Agent, each Purchaser and each Group Agent, as follows:
Representations and Warranties. Immediately after giving effect to this Amendment, the representations and warranties made by such Person in the Transaction Documents to which it is a party are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).
Enforceability. This Amendment and each other Transaction Document to which it is a party, as amended hereby, constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
No Termination Event. No event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event.
Effect of Amendment. All provisions of the Receivables Purchase Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to “this Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Purchase Agreement shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein.

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Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Administrative Agent of each of the documents, agreements (in fully executed form), officer’s certificates, opinions of counsel and other deliverables listed on the closing memorandum attached as Annex A hereto, in each case, in form and substance acceptable to the Administrative Agent.
Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.
GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Receivables Purchase Agreement.
Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any provision hereof or thereof.
Reaffirmation. After giving effect to this Amendment and the transactions contemplated by this Amendment, all of the provisions of the Performance Guaranty shall remain in full force and effect the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.
DXC RECEIVABLES LLC,
as Seller

By: /s/ Ceyhun Cetin
Name: Ceyhun Cetin
Title: President, Treasurer and Secretary

DXC TECHNOLOGY COMPANY,
as Servicer

By: /s/ Ceyhun Cetin
Name: Ceyhun Cetin
Title: Vice President and Treasurer

Seventeenth Amendment to the
Receivables Purchase Agreement
(DXC Receivables LLC)

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Christopher Blaney Name: Christopher Blaney Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser By: /s/ Christopher Blaney Name: Christopher Blaney Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Group Agent for its Purchaser Group By: /s/ Christopher Blaney Name: Christopher Blaney Title: Senior Vice President

Seventeenth Amendment to the
Receivables Purchase Agreement
(DXC Receivables LLC)

MUFG BANK, LTD., as a Committed Purchaser By: /s/ Eric Williams Name: Eric Williams Title: Managing Director

MUFG BANK, LTD.,
as Group Agent for its Purchaser Group

By: /s/ Eric Williams
Name: Eric Williams
Title: Managing Director

GOTHAM FUNDING CORPORATION,
as a Conduit Purchaser

By: /s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

Seventeenth Amendment to the
Receivables Purchase Agreement
(DXC Receivables LLC)

THE BANK OF NOVA SCOTIA, as a Committed Purchaser By:/s/ Nick Mantas Name: Nick Mantas Title: Director

THE BANK OF NOVA SCOTIA,
as Group Agent for its Purchaser Group

By:/s/ Nick Mantas
Name: Nick Mantas
Title: Director

LIBERTY STREET FUNDING, LLC,
as a Conduit Purchaser

By:/s/ Kevin Corrigan
Name: Kevin Corrigan
Title: Senior Vice President

Seventeenth Amendment to the
Receivables Purchase Agreement
(DXC Receivables LLC)

MIZUHO BANK, LTD., as a Committed Purchaser By: /s/ Jeremy Ebrahim Name: Jeremy Ebrahim Title: Managing Director

MIZUHO BANK, LTD., as Group Agent for its Purchaser Group By: /s/ Jeremy Ebrahim Name: Jeremy Ebrahim Title: Managing Director

Seventeenth Amendment to the
Receivables Purchase Agreement
(DXC Receivables LLC)

THE TORONTO DOMINION BANK, as a Committed Purchaser By: /s/ Brad Purkis Name: Brad Purkis Title: Managing Director

THE TORONTO DOMINION BANK,
as Group Agent for its Purchaser Group

By: /s/ Brad Purkis
Name: Brad Purkis
Title: Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA,
in its capacity as Trustee of BANNER TRUST,
by its Financial Services Agent, TD SECURITIES, INC.,
as a Conduit Purchaser

By: /s/ Linda Ma
Name: Linda Ma
Title: Vice President

Seventeenth Amendment to the
Receivables Purchase Agreement
(DXC Receivables LLC)

ACKNOWLEDGE AND AGREED TO BY:

DXC TECHNOLOGY COMPANY,
as the Performance Guarantor

By: /s/ Ceyhun Cetin
Name: Ceyhun Cetin

768365009 16518096

Exhibit A

Amendments to the Receivables Purchase Agreement [Attached]

768365009 16518096

~~CONFORMED COPY~~EXECUTION VERSION

~~Conformed through Sixteenth~~EXHIBIT A to Seventeenth Amendment, dated ~~September~~
~~27~~July 26, ~~2023~~2024
Conformed through Fifteenth Amendment, dated as of July 28, 2023 ~~Conformed through Fourteenth Amendment, dated as of December 21, 2022 Conformed through Thirteenth Amendment, dated as of September 1, 2022 Conformed through Twelfth Amendment, dated as of July 29, 2022~~ Conformed through Eleventh Amendment, dated as of July 30, 2021 ~~Conformed through Tenth Amendment, dated as of August 6, 2020 Conformed through Ninth Amendment, dated as of May 29, 2020 Conformed through Eighth Amendment, dated as of February 18, 2020 Conformed through Seventh Amendment, dated as of November 22, 2019 Conformed through Sixth Amendment, dated as of August 21, 2019~~ Conformed through the Fifth Amendment, dated as of June 25, 2019 ~~Conformed through the Fourth Amendment, dated as of September 24, 2018 Conformed through the Third Amendment, dated as of August 22, 2018 Conformed through Second Amendment, dated as of September 15, 2017~~ Conformed through First Amendment, dated as of January 24, 2017

RECEIVABLES PURCHASE AGREEMENT
Dated as of December 21, 2016 by and among
DXC RECEIVABLES LLC,
as Seller,
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Purchasers and as Group Agents, PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, DXC TECHNOLOGY COMPANY,
as Servicer, and
PNC CAPITAL MARKETS LLC,
as Structuring Agent

768187296 16518096

EXHIBITS
EXHIBIT A    –        Form of Investment Request
EXHIBIT B    –        Form of Reduction Notice
EXHIBIT C    –    Form of Assignment and Acceptance Agreement
EXHIBIT D    –    Form of Assumption Agreement
EXHIBIT E     –    Credit and Collection Policy
EXHIBIT F     –    Form of Information Package
EXHIBIT G    –    Form of Compliance Certificate
EXHIBIT H    –    Closing Memorandum
EXHIBIT I    –    Form of Excluded Obligor Request

SCHEDULES
SCHEDULE I    –    Groups and Commitments
SCHEDULE II-A    –    Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE II-B    –    Blocked Account and Blocked Account Bank
SCHEDULE III    –    Notice Addresses
SCHEDULE IV    –    Initial Schedule of Sold Receivables
SCHEDULE V     –     Excluded Liens

768187296 16518096

“CP Rate Capital” means, at any time, any Capital (or portion thereof) of any CP Rate Purchaser, which Capital (or portion thereof) is then being funded by such CP Rate Purchaser through the issuance of Notes. For the avoidance of doubt, to the extent any CP Rate Purchaser funds any Capital through its Liquidity Agreement or any other Program Support Agreement, rather than through the issuance of Notes, such Capital shall not constitute CP Rate Capital.
“CP Rate Purchaser” means any Conduit Purchaser that is a member of (i) MUFG Bank, Ltd.’s Purchaser Group ~~or~~, (ii) The Toronto Dominion Bank’s Purchaser Group or (iii) the Bank of Nova Scotia’s Purchaser Group.
“Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 1, 2021, by and among DXC Technology Company, as borrower, the financial institutions listed therein as lenders and Citibank, N.A., as administrative agent for the lenders thereunder (as amended, restated, supplemented or otherwise modified from time to time).
“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.
“Credit Risk Retention Rules” means (i) Section 15G of the Securities Exchange Act of 1934, as amended, and (ii) Articles 404-410 of the EU Capital Requirements Regulation (including Article 122a of the Banking Consolidation Directive), in each case, together with the rules and regulations thereunder.
“Daily 1M SOFR” means, for any day, the rate per annum determined by the applicable Group Agent equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. The rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Seller.
 ~~“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the~~ last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal ~~Month, divided by (ii) 90.~~
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the applicable Group Agent equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to

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768187296 16518096

time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.
“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.
“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt; provided, that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of any Person so long as (A) recourse of such borrowings is limited to such policies and the proceeds thereof and (B) any value assigned to such policies on the consolidated financial statements of such Person is net of the amount of such borrowings.
“Deemed Collections” has the meaning set forth in Section 4.01(d).
“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that first became Defaulted Receivables during such Fiscal Month (and were not Defaulted Receivables in any prior Fiscal Month), by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the month that is six Fiscal Months before such Fiscal Month.

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768187296 16518096

“DXC” means DXC Technology Company, a Nevada corporation.
“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates and (iii) any other financial or other institution, in each case that has been approved by the Group Agent for such Group and consented to by the Administrative Agent (such consent not to be unreasonably withheld).
“Eligible Foreign Obligor” means an Obligor that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country other than the United States of America that is (i) not a Sanctioned ~~Country~~Jurisdiction and (ii) that has a long-term sovereign foreign currency rating of at least “BBB-” by S&P and “Baa3” by Moody’s.
“Eligible Receivable” means, at any time of determination, a Pool Receivable:
(a)the Obligor of which is: (i) a U.S. Obligor or an Eligible Foreign Obligor;
(ii) not a Sanctioned Person; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of the Seller, the Servicer, the Parent or any Originator; (v) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vi) not a natural person; (vii) not a material supplier to any Originator or an Affiliate of a material supplier; and (viii) not a Governmental Authority (other than a state or local governmental entity);
(b)that is denominated and payable only in Dollars, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Blocked Account, Lock-Box or Collection Account in the United States of America;
(c)that does not have a due date which is more than (i) with respect to any Obligor that is a Group A Obligor, Group B Obligor or Group C Obligor, 180 days after the original invoice date of such Receivable and (ii) with respect to any other Obligor, 120 days after the original invoice date of such Receivable;
(d)that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business;
(e)that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;
(f)that has been transferred by an Originator to the Seller pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met;
(g)that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth

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(o)that is none of a Defaulted Receivable, a Delinquent Receivable or an Excluded Receivable;
(p)for which no Originator, the Seller, the Parent or the Servicer has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with the related Obligor in connection with the ordinary course of payment of such Receivable;
(q)that represents amounts earned and payable in accordance with the terms of the related Contract by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Seller and the related goods or merchandise shall have been shipped and/or services performed, other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to such additional services shall be excluded;
(r)which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;
(s)which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;
(t)that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable; ~~and~~
(u)which Receivable does not constitute a fixed “hell or high-water” lease payment for equipment or software dedicated to providing information technology services to an Obligor or any termination payments owed by an Obligor related thereto.; and
(w)    which does not arise from a dealing or transaction, or the provision or receipt of goods or services, with, to or from Persons located in Venezuela or Russia.
“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable that satisfies each of the following: (a) such Unbilled Receivable represents amounts earned and payable in accordance with the terms of the related Contract and (b) if the Outstanding Balance of such Unbilled Receivable were included in the definition of Modified Days’ Sales Outstanding, Modified Days’ Sales Outstanding would not exceed the Maximum Term; provided, however, for purposes of exclusion of any Unbilled Receivable pursuant to this clause (b), Unbilled Receivables shall be excluded in order based on the Outstanding Balance (with the smallest amount excluded first). For purposes of this definition of “Eligible Unbilled Receivable”, “Maximum Term” means ninety (90) days.

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“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Parent, its Subsidiaries or any of its ERISA Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of Parent’s ~~controlled group~~Controlled Group, or under common control with Parent, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder. Any former ERISA Affiliate of Parent or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Parent or its Subsidiaries and with respect to liabilities arising after such period for which Parent or its Subsidiaries could be liable under the Code or ERISA.
“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA;
(d) the withdrawal by Parent or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the ~~Company of~~Parent or any ERISA Affiliate to make a payment to a Pension Plan required under Section 303(k) of ERISA, which Section imposes a lien for failure to make required payments; (f) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of Parent, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; (g) the withdrawal by Parent or any ERISA Affiliate from any Multiemployer Plan or the termination of such Multiemployer Plan resulting in liability pursuant to Title IV of ERISA; or (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).
“Erroneous Payment” has the meaning assigned to it in Section 11.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.13(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.13(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.13(d).

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“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.
“Excess Concentration” means the sum of the following amounts, without duplication:
(a)the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(b)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables, over (ii) the product of (x) 40.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(c)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 60 days but not more than 90 days after the original invoice date of such Receivable, over (ii) the product of (x) 20.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(d)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 90 days but not more than 120 days after the original invoice date of such Receivable, over (ii) the product of (x) 7.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(e)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 120 days after the original invoice date of such Receivable, over (ii) the product of (x) ~~2.50~~10.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(f)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables due from a state or local governmental entity, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(g)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables owing from the four (4) Group D Obligors (each, together with its respective Affiliates) with the four (4) largest Obligor Percentages of all Group D Obligors, over (ii) the product of (x) 16.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(h)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of
(x) 7.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

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“Excluded Obligor” means (i) any Obligor that the Seller, the Servicer, the Administrative Agent and the Group Agents have agreed in writing shall constitute an “Excluded Obligor” or (ii) each Obligor designated as such in an Excluded Obligor Request that has satisfied each of the requirements set forth in Section 9.07 of this Agreement.
“Excluded Obligor Date” means, with respect to each Excluded Obligor, the applicable date designated as such in the related Excluded Obligor Request or in writing delivered in accordance with clause (i) of the “Excluded Obligor” definition.
“Excluded Obligor Letter Agreement” means that certain ~~second~~third amended and restated letter agreement re: Excluded Obligors, dated as of ~~September 27~~July 26, ~~2023~~2024, among the Seller, the Servicer, the Group Agents and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Excluded Obligor Request” means a request, in substantially the form of Exhibit I to this Agreement, made by or on behalf of the Servicer pursuant to Section 9.07 of this Agreement.
“Excluded Receivable” means any Receivable (as defined without giving effect to the proviso in the definition thereof) (i) that constitutes a fixed “hell or high-water” lease payment for equipment and software dedicated to providing information technology services to an Obligor and any termination payments owed by an Obligor related thereto, which Receivable has been sold or assigned by the related Originator to a third party that is not an Affiliate of Parent pursuant to a transaction or series of transactions that have been disclosed in writing by the Servicer to the Administrative Agent and the Group Agents prior to the later of the Closing Date and such sale; provided, that any such written disclosure shall identify the buyer or assignee of the relevant Excluded Receivable and the Obligor(s) thereof or (ii) originated on or after the applicable Excluded Obligor Date, the Obligor of which is an Excluded Obligor or any Subsidiary thereof. Except as otherwise agreed in writing by the Seller, the Servicer, the Administrative Agent and the Group Agents, no Receivable sold or contributed to the Seller pursuant to the Purchase and Sale Agreement shall subsequently become an Excluded Receivable.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person:
(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exiting Group” has the meaning set forth in Section 2.02(g). “Exiting Purchaser” has the meaning set forth in Section 2.02(g).

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“Facility Limit” means $400,000,000 as reduced or increased from time to time pursuant to Sections 2.02(e) or 2.07. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Fee Letter” has the meaning specified in Section 2.03(a). “Fees” has the meaning specified in Section 2.03(a).
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.
“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.
“Fiscal Month” means each calendar month.
“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Floor” means a rate of interest equal to zero (0.00%) per annum.
“GAAP” means generally accepted accounting principles in the United States of America, in effect as of the date of determination thereof, consistently applied.
“Governmental Authority” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank)~~.~~  and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent, (ii) for PNC, PNC as a Committed Purchaser and as a Group Agent, (iii) for any other Purchaser that does not have a related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.

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“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.
“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A-2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
(a)the ~~sum of (i) the~~ aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the ~~seven (7)~~number of most ~~recent~~recently ended Fiscal Months, equal to the sum of (i) 5 plus (ii) the ~~product of (x) 0.45, times (y)~~Weighted Average Payment Terms as of such day; provided that with respect to any fraction of a Fiscal Month, the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) ~~originated~~generated by the Originators during such fraction of a Fiscal Month shall be calculated as a percentage of the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the ~~eighth (8th) most recent~~applicable Fiscal Month; by
(b)the Adjusted Net Receivables Pool Balance as of the end of the immediately preceding Fiscal Month.
“Loss Reserve Percentage” means, at any time of determination, the greater of (a) 12.00% and (b) the product of (i) 2.0, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Ratio.

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“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups); provided, however, that, in no event shall the Majority Group Agents include fewer than two (2) Group Agents at any time when there are two (2) or more Groups.
“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Servicer and the Originators, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:
(a)the assets, operations, business or financial condition of the Seller, the Servicer, the Performance Guarantor or any Originator;
(b)the ability of the Seller, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;
(c)the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables; or
(d)the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Sold Assets or the Seller Collateral (taken as a whole).

“Minimum Dilution Reserve Percentage” means, on any day, the product (expressed as a percentage) of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months multiplied by (b) the Dilution Horizon Ratio.
“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 50.0% times (ii) the Facility Limit at such time and (b) the Capital Coverage Amount at such time.
“Modified Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.
“Monthly Settlement Date” means the twenty-second (22nd) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Seller, the Servicer, any Originator, the Parent or any of their respective ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of

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the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of Parent or an ERISA Affiliate and at least one Person other than Parent and its ERISA Affiliates or (b) was so maintained and in respect of which Parent or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration minus (c) the Offset Reserve Amount.
~~“Ninth Amendment Effective Date” means May 29, 2020.~~
“Non-IG Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Performance Guarantor’s long-term issuer credit rating by S&P is below BBB-; (ii) Performance Guarantor’s senior unsecured long-term rating by Moody’s is below Baa3 or (iii) Performance Guarantor does not have a senior unsecured long-term rating by Moody’s or a long-term issuer credit rating by S&P.
delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.
“Parent” means DXC.
“Parent Group” has the meaning set forth in Section 8.03(c).

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“Participant” has the meaning set forth in Section 14.03(e).
“Participant Register” has the meaning set forth in Section 14.03(f).
~~“PATRIOT Act” has the meaning set forth in Section 14.15.~~
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.

“Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Purchasers in such Committed Purchaser’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.
“Performance Guarantor” means DXC.
“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.
“Permitted Adverse Claim” means:
(a)inchoate Adverse Claims for taxes, assessments or governmental charges or levies not yet due and payable or taxes, assessments, other governmental charges and levies being contested in good faith by appropriate proceedings;
(b)Adverse Claims with respect to any mechanics, suppliers, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of business securing obligations that are not due and payable;
(c)bankers’ liens, rights of setoff and other similar Adverse Claims existing solely with respect to cash on deposit in a Blocked Account to the extent such Adverse Claims are not terminated pursuant to an Account Control Agreement;
(d)any Adverse Claim in respect of any Receivable which will be released on or prior to the sale or transfer (or purported sale or transfer) of such Receivable under the Purchase and Sale Agreement; ~~and~~
(e)any Adverse Claim created under, and not prohibited by, the Transaction Documents.; and
(f)any Adverse Claim arising from any lien (each such lien, an “Excluded Lien”) listed on Schedule V to this Agreement (as such schedule may be modified from time to time in accordance with the terms hereof); provided, that the amount of such Excluded Lien is subtracted from the Net Receivables Pool Balance.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

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“PNC” has the meaning set forth in the preamble to this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables.
“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Capital (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.
“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller, as amended by the First Amendment to the Purchase and Sale Agreement, dated as of August 22, 2018, as further amended by the Second Amendment to the Purchase and Sale Agreement, dated as of September 24, 2018, as further amended by the Third Amendment to the Purchase and Sale Agreement, dated of the Sixth Amendment Effective Date.
“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.
“Purchaser Designated Reference Rate” is defined in Section 2.05.
“Purchaser Party” means each Purchaser, the ~~Administration~~Administrative Agent and each Group Agent.
“Purchasers” means the Conduit Purchasers and the Committed Purchasers.
“Rating Agency” mean each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Purchaser).
~~“Rating Agency Condition” means, when applicable, with respect to any Conduit Purchaser and any event or occurrence, receipt by the Administrative Agent (or the applicable Group Agent) of written confirmation from each Rating Agency then rating the Notes of such Conduit Purchaser that such event or occurrence shall not cause the rating on the then outstanding Notes of such Conduit Purchaser to be downgraded or withdrawn.~~

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“Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Performance Guarantor’s long-term issuer credit rating by S&P is below BB+; (ii) Performance Guarantor’s senior unsecured long-term rating by Moody’s is below Ba1 or (iii) Performance Guarantor does not have a senior unsecured long-term rating by Moody’s or a long-term issuer credit rating by S&P.

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(including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and
(g)all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents.
“Release” has the meaning set forth in Section 4.01(a). “Representatives” has the meaning set forth in Section 14.06(c).
“Requested Facility Limit Increase” has the meaning set forth in Section 2.07. “Required Capital Amount” means $60,000,000.
“Restricted Payments” has the meaning set forth in Section 8.01(r).
“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Blocked Account with respect to the full Outstanding Balance of the related Receivables.
“S&P” means S&P Global Ratings, and any successor thereto that is a nationally recognized statistical rating organization.
“Sale Date” means each of the following: (a) the Sixth Amendment Effective Date, (b) the date of each Investment, (c) the last day of each calendar month unless the Seller has (in its discretion) notified the Administrative Agent and each Group Agent in writing that such day shall not be a Sale Date, and (d) each other day (if any) designated as a “Sale Date” by the Seller in its discretion by prior written notice thereof to the Administrative Agent and each Group Agent; provided, however, that no Sale Date shall occur on or after the Termination Date.
“Sanctioned ~~Country~~Jurisdiction” means, at any time, a country ~~or~~, area, territory ~~which~~, or jurisdiction that is the subject or target of ~~any~~ comprehensive ~~territorial Sanctions.~~Sanctions (currently Cuba, Crimea, Iran, North Korea, Syria, the Kherson and Zaporizhzhia oblasts of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic (as defined and construed in the applicable Sanctions laws and regulations).
“Sanctioned Person” means~~, at~~  any ~~time,~~Person that is (a) any Person listed in any Sanctions-related list of designated Persons maintained by ~~the Office of Foreign Assets Control of the U.S. Department of the Treasury~~OFAC, the U.S. Department of State, the United Nations Security Council, ~~or~~ the European Union, ~~(b) any Person operating~~or His Majesty’s Treasury of the United Kingdom; (b) located in, organized ~~or~~under the laws of, or ordinarily resident in a Sanctioned ~~Country~~Jurisdiction; or (c) ~~any Person~~owned 50% or more, in the aggregate, directly or indirectly by, or controlled by ~~any such Person~~, one or more Persons described in clauses (a) or (b) above.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) ~~the Office of Foreign Asset Control of the~~
~~U.S. Department of Treasury~~OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or ~~Her~~His Majesty’s Treasury of the United Kingdom.

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“Scheduled Termination Date” means July ~~26~~25, ~~2024~~2025, as such date may be extended from time to time pursuant to Section 2.02(g).
~~“Scheduled Unavailability Date” has the meaning set forth in Section 5.06(b)(ii).~~
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.
“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.
“Seller” has the meaning specified in the preamble to this Agreement. “Seller Collateral” has the meaning set forth in Section 15.09. “Seller Guaranty” has the meaning set forth in Section 15.01.
“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a). “Seller Indemnified Party” has the meaning set forth in Section 13.01(a).
“Seller Obligation Final Due Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.
“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Seller in respect of the Seller Guaranty and the payment of all Capital, Yield, Fees, Erroneous Payment Subrogation Rights, and other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

~~“Seller Obligation Final Due Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.~~
“Seller-Related Party” means each of the Seller, the Servicer, the Performance Guarantor, the Parent, the Originators and any other Affiliate of the Parent from time to time party to any Transaction Document.
“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus

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(E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.
“Servicer” has the meaning set forth in the preamble to this Agreement. “Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a). “Servicer Indemnified Party” has the meaning set forth in Section 13.02(a). “Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.
“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“Significant Subsidiary” means, at any time, any Subsidiary of Parent which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of Parent determined in accordance with GAAP.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of Parent or any ERISA Affiliate and no Person other than Parent and its ERISA Affiliates or (b) was so maintained and in respect of which Parent or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Sixth Amendment” means that certain Sixth Amendment to the Receivables Purchase Agreement, dated as of the Sixth Amendment Effective Date, among the Seller, the Purchasers, the Group Agents, the Administrative Agent and the Servicer.
“Sixth Amendment Effective Date” means August 21, 2019.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” means ten basis points (0.10%).
“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%). “Sold Assets” has the meaning set forth in Section 2.01(b).
“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all subsequent Investments made

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hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 4.01(a).
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.
“Sub-Servicer” has the meaning set forth in Section 9.01(d).
“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement. ~~“Sub-Servicer” has the meaning set forth in Section 9.01(d).~~
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Yield Period, the interest rate per annum determined by the applicable Group Agent equal to the Term SOFR Reference Rate for a term of one month on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Yield Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference

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Rate, for purposes of ~~clause (A) in~~ the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR. “Termination Date” means the earliest to occur of (a) the Scheduled Termination Date,
(b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 3.01 or Section 10.01, (c) the occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement or (d) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Total Reserves” means, at any time of determination, an amount equal to the product of
(i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (ii) the Net Receivables Pool Balance at such time.
“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, the Excluded Obligor Letter Agreement, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.
“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, information in connection with the Seller, the Originator, the Servicer or the Receivables.
“U.S. Government Securities Business Day” means any day except for (A) a Saturday,
(B) a Sunday or (C) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3). “UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

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“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.
“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.
“Unmatured Non-Reinvestment Event” means an event that but for notice or lapse of time or both would constitute a Non-Reinvestment Event.
“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Weighted Average Payment Terms” means, on any date, the weighted average payment terms (computed in days and calculated based on the difference between the original invoice date and the stated maturity date) of invoices for the Receivables in the Receivables Pool; provided such weighting shall be based on the Outstanding Balance on such date of such Receivables.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).
“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof),
(a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the last day of such calendar month and (ii) thereafter, each calendar month and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.
“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof): (a) if such Capital (or Portion of Capital) is CP Rate Capital, the CP Rate or (b) if such Capital (or Portion of Capital) is not CP Rate Capital, either the sum of (x) Term SOFR Rate plus the SOFR Adjustment or (y) Daily 1M SOFR plus the SOFR Adjustment, as determined pursuant to Section 2.05; provided, however, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing shall be an interest rate per annum equal the sum of 2.00% per annum plus the greater of (i) the rate per annum determined for such Capital (or such portion thereof) and such day and (ii) the Base Rate in effect on such day; provided, further, that

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no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Yield Reserve Percentage” means at any time of determination:
1.50 x DSO x (BR + SFR)
360
where:
BR    =    the Base Rate;
than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
(d) On or before the second (2nd) Business Day prior to each Settlement Date, each Group Agent shall notify the Servicer of (i) the amount of Yield accrued in respect to each related Yield Period for the Purchasers in each Group for the Receivable Pool during such Yield Period and (ii) all Fees and other amounts accrued and payable or to be paid by the Seller under this Agreement and the other Transaction Documents on the related Settlement Date.
ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST
Section 5.01    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any such reserve requirement reflected in the Term SOFR Rate);
(ii)subject any Affected Person to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 5.03 or Excluded Taxes) on its Investments, Capital, loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, the Seller Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), in each case by an amount that the

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Affected Person deems to be material, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, on the next Settlement Date occurring at least ten (10) Business Days after the request of such Affected Person (or its Group Agent), the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered; provided, that the Seller shall not be required to compensate such Affected Person pursuant to this clause (a) for any amounts incurred more than 180 days prior to the date such Affected ~~Party~~Person notifies the Seller of such Affected ~~Party’s~~Person’s intention to claim compensation therefore; provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include such retroactive effect.
(b)Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or any related Program Support Agreement, (C) the Investments made by such Affected Person, or
(D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity) by an amount that such Affected Person deems to be material, then from time to time, on the next Settlement Date occurring at least ten (10) Business Days after the Seller’s receipt of such Affected Person’s (or its Group Agent’s) certificate in accordance with clause (c) of this Section, the Seller will pay to such Affected Person in accordance with clause (c) of this Section such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge; provided, that the Seller shall not be required to compensate such Affected Person pursuant to this clause (b) for any amounts incurred more than 180 days prior to the date such Affected ~~Party~~Person notifies the Seller of such Affected ~~Party’s~~Person’s intention to claim compensation therefore; provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include such retroactive effect.
(c)Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01 and receipt of the Affected Person’s request in accordance with clause (a) or (b) of this Section, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) Business Days after the Seller’s receipt of such certificate.
(d)Delay in Requests. Except as set forth in the proviso to clause (a) and clause (b) of this Section, failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.

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Section 5.02    Funding Losses.
(a)The Seller will pay each Purchaser all Breakage Fees.
(j)Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.
(k)Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, taken together with any information contained in the public filings made by Parent with the SEC pursuant to the 1934 Act, is, at the time the same are so furnished (or with respect to each Information Package and Investment Request, as of its date), complete and correct in all material respects on the date the same are furnished (or with respect to each Information Package and Investment Request, as of its date) to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Seller, the Seller represents only that such information was prepared in good faith by management of the Seller on the basis of assumptions believed by such management to be reasonable as of the time made.
(l)Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.
(m)Anti-Corruption Laws and Sanctions. The Seller has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by Seller and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller and to the knowledge of the Seller its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Seller or to the knowledge of the Seller any of the directors or officers of the Seller or (ii) to the knowledge of the Seller, any employee or agent of the Seller that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. The Seller will provide to the Administrative Agent and each Purchaser such information and documentation as may reasonably be requested by the Administrative Agent and each Purchaser from time to time for purposes of compliance by the Administrative Agent and each Purchaser with applicable laws (including without limitation the USA ~~Patriot Act~~PATRIOT ACT and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Purchaser to comply therewith. As of ~~September 24~~July 26, ~~2018~~2024, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on

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forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(w)Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.
(x)Collection Accounts. Each Collection Account and Lock-Box is in the name of the applicable Originator identified on Schedule II-A, and such Originator owns and has good and marketable title to the applicable Collection Account or ~~Lock Box~~Lock-Box free and clear of any Adverse Claim.
(y)Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information Package is delivered to the Administrative Agent or any Group Agent hereunder, the Seller shall be deemed to have certified that (i) all representations and warranties of the Seller hereunder are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of such date) and (ii) no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing or will result from such Investment or Release.
(z)Liquidity Coverage Ratio. The Seller has not issued any LCR Securities and the Seller is a consolidated subsidiary of Parent under GAAP.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall continue to be made on the dates specified herein, and remain in full force and effect until the Final Payout Date.
Section 7.02 Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on the day of each Investment, Release and delivery of an Information Package:
(a)Organization and Good Standing. The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Servicer is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a Material Adverse Effect.
(b)Power and Authority; Due Authorization. The Servicer has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this

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failure to perform or comply that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole;
(v)each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Employee Benefit Plan is so qualified (or a timely application for such a determination letter is pending), and to the best of DXC’s knowledge, the Employee Benefit Plan has not been operated in any way that would result in the Employee Benefit Plan no longer being so qualified except as would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole; and
(vi)neither Parent nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV or ERISA, and, to the best knowledge of the ~~Company~~Parent, no Multiemployer Plan is reasonably expected to be insolvent, in reorganization or to be terminated or to be determined to be in “endangered” or “critical” status within the meaning of Title IV of ERISA, in each case, resulting in a liability to Parent or its ERISA Affiliates of more than $250,000,000.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall continue to be made on the dates specified herein, and remain in full force and effect until the Final Payout Date.
ARTICLE VIII COVENANTS
Section 8.01 Covenants of the Seller. At all times from the Closing Date until the Final
Payout Date:
(a)Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.
(b)Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents, the Sold Assets and the Seller Collateral, except to the extent the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect.
(c)Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:

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(h)Payments on Receivables, Collection Accounts; Change in Payment Instructions to Obligors.
(i)The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing, a Blocked Account, Collection Account or a Lock-Box and
(ii)if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, to a Blocked Account. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, promptly (but in any event within three (3) Business Day after receipt) remit all Collections received in a Collection Account or Lock-Box to a Blocked Account. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and transfer such Collections to the Blocked Accounts. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within three (3) Business Day after receipt) remit such funds into a Blocked Account. The Seller shall enforce its rights under each applicable ~~Blocked~~ Account Control Agreement. Following the occurrence of an Event of Termination or Non-Reinvestment Event, upon the request of the Administrative Agent, the Seller (or the Servicer on its behalf) shall cause the Administrative Agent to receive read-only access to each Collection Account or, if read-only access is not available for any Collection Account, daily account statements with respect to such Collection Account. The Seller shall not permit funds other than Collections on Pool Receivables and other Sold Assets and Seller Collateral to be deposited into any Blocked Account. If such funds are nevertheless deposited into any Blocked Account, the Seller (or the Servicer on its behalf) will within three (3) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Seller shall only add a Collection Account (or a related Lock-Box), Collection Account Bank, Blocked Account or Blocked Account Bank to those listed on Schedule II-A or Schedule II-B to this Agreement, if the Administrative Agent has received notice of such addition and, with respect to a Blocked Account, an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Blocked Account Bank. The Seller shall only terminate an Account Control Agreement or close a Collection Account (or a related Lock-Box) or Blocked Account with the prior written consent of the Administrative Agent.
(ii) The Seller shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or Blocked Account or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box) or Blocked Account, other than any instruction to remit payments to a different Collection Account (or any related Lock-Box) or Blocked Account, unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) with respect to a Blocked Account, a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.
(u)Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.

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(v)Seller’s Tax Status. The Seller will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and will not be required to withhold or otherwise be subject to liability under Section 1441, 1446 or 1461 of the Code. No action will be taken that would cause the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
(w)Credit Risk Retention. The Seller shall cooperate with each Purchaser Party (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser Party) to the extent reasonably necessary to assure such Purchaser Party that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and to permit such Purchaser Party to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules.
(x)Minimum Funding Threshold. The Aggregate Capital shall exceed the Minimum Funding Threshold at any time after the initial Investment hereunder.
(y)Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.
(z)Use of Proceeds. The Seller will not request any Investment, and the Seller shall not knowingly use, and shall procure that its directors, officers, employees and agents shall not knowingly use, the proceeds of any Investment (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned ~~Country~~Jurisdiction, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(aa) Beneficial Ownership Rule. Promptly following any change that would result in a change to the status as an excluded Legal Entity Customer under the Beneficial Ownership Rule, the Seller shall ~~execute and deliver~~provide to the Administrative Agent and the ~~Group Agents~~Purchasers a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent and ~~any Group Agent~~each Purchaser.
(bb)    [Reserved].
Section 8.02    Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

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to coordinate their audits and inspections. Following the occurrence of an Event of Termination or Non-Reinvestment Event, the Administrative Agent may appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Collection Accounts. Upon the request of the Administrative Agent and the Majority Group Agents, following the Administrative Agent’s and the Majority Group Agents’ review of the results of an audit described in this Section, the Servicer agrees to review the findings set forth in such audit report with the Administrative Agent and each Group Agent and will work in good faith to promptly remediate any material findings.
(f)Payments on Receivables, Collection Accounts, Blocked Account, Lock-Boxes and Change in Payment Instructions to Obligors.
(i)The Servicer shall at all times, instruct all Obligors to deliver payments on the Pool Receivables to (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing, a Blocked Account, Collection Account or a Lock-Box and (ii) if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, to a Blocked Account. The Servicer shall, and shall cause each Originator to, promptly (but in any event within three (3) Business Days after receipt) remit all Collections received in a Collection Account or Lock-Box to the Blocked Account. The Servicer shall, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to transfer such Collections to the Blocked Accounts. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within three (3) Business Days after receipt) remit such funds into a Blocked Account. The Servicer shall enforce its rights under each applicable ~~Blocked~~ Account Control Agreement. Following the occurrence of an Event of Termination or Non-Reinvestment Event, upon the request of the Administrative Agent, the Servicer shall cause the Administrative Agent to receive read-only access to each Collection Account or, if read-only access is not available for any Collection Account, daily account statements with respect to such Collection Account. The Servicer shall not permit funds other than Collections on Pool Receivables and other Sold Assets and Seller Collateral to be deposited into any Blocked Account. If such funds are nevertheless deposited into any Blocked Account, the Servicer will within three (3) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer shall only add a Collection Account (or a related Lock-Box), a Collection Account Bank, Blocked Account or Blocked Account Bank to those listed on Schedule II-A or Schedule II-B to this Agreement, if the Administrative Agent has received notice of such addition and, with respect to a Blocked Account, an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Blocked Account Bank. The Servicer shall only terminate an Account Control Agreement or close a Collection Account (or a related Lock-Box) or Blocked Account with the prior written consent of the Administrative Agent.
(ii)The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or Blocked Account or make any change in its instructions to the Obligors regarding payments to be reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Termination under this Section 10.01(m) if and to the extent that (x) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof, (y) such insurer shall be rated at least “A-” by A.M. Best Company and Parent deems the recovery as “probable” in its financial statements and (z) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;.

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then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Sold Assets and the Seller Collateral shall be applied in the order of priority set forth in Section 4.01.
ARTICLE XI

THE ADMINISTRATIVE AGENT
Section 11.01 Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
Section 11.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to
ARTICLE XIV MISCELLANEOUS
Section 14.01 Amendments, Etc.
(a)No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose

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for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:
(i)change (directly or indirectly) the definitions of Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount;
(ii)reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;
(iii)change any Event of Termination or Non-Reinvestment Event;
(iv)other than a release or ~~recovneyance~~reconveyance of the Sold Assets or Seller Collateral in connection with an Excluded Obligor Request under Section 9.07, release all or a material portion of the Sold Assets or Seller Collateral from the Administrative Agent’s security interest created hereunder;
(v)release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;
(vi)change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or
(vii)change the order of priority in which Collections are applied pursuant to Section 4.01.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group and (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting

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Purchaser, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vii) above and then only in the event such Defaulting Purchaser shall be directly affected by such amendment, waiver or other modification.
Section 14.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing and unless otherwise stated shall be made by email or letter to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. All notices, requests and demands shall be deemed to have been duly given or made (a) when dispatched by email during the recipient’s normal business hours when the confirmation showing the completed transmission has been received, or (b) if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above. Each party to this Agreement shall promptly inform the other parties hereto of any changes in their respective addresses, email address specified herein.
Section 14.03 Assignability; Addition of Purchasers.
(a)Assignment by Conduit Purchasers. This Agreement and the rights of each Conduit Purchaser hereunder (including its right to receive payments of Capital and Yield) shall be assignable by such Conduit Purchaser and its successors and permitted assigns (~~A~~i) to any Program Support Provider of such Conduit Purchaser without prior notice to or consent from the Seller or any other party, or any other condition or restriction of any kind, (ii) to any other Purchaser with prior notice to the Seller but without consent from the Seller or (iii) with the prior written consent of the Servicer and Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing), to any other Eligible Assignee. Each assignor of Capital (or any portion thereof) or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Seller and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).
(b)Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that
(i)except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser (or, with respect to an assignment of Capital, a Conduit Purchaser in such Committed Purchaser’s Group), each such assignment shall require the prior written consent of the Servicer and the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination, from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Section 14.13 Limitation of Liability.

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(a)No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
(b)The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.
Section 14.14 Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
Section 14.15 USA PATRIOT Act Notice~~USA Patriot Act. Each of the~~. Each Purchaser that is subject to the USA PATRIOT Act and the Administrative Agent ~~and each of the other~~(for itself and not on behalf of any Purchaser ~~Parties~~) hereby notifies ~~the Seller and the Servicer~~Seller-Related Parties that pursuant to the requirements of the USA PATRIOT Act, ~~Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be~~it is required to obtain, verify and record information that identifies the ~~Seller, the Originators, the Servicer and the Performance Guarantor~~Seller-Related Parties, which information includes the name, and address~~, tax identification number~~ of Seller-Related Parties and other information ~~regarding the Seller, the Originators, the Servicer and the Performance Guarantor~~ that will allow ~~the~~such Purchaser or Administrative Agent ~~and the other Purchaser Parties~~, as applicable, to identify the ~~Seller, the~~
~~Originators, the Servicer and the Performance Guarantor~~Seller-Related Parties in accordance with the USA PATRIOT Act. ~~This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide~~ The Seller shall, promptly following a request by the Administrative Agent ~~and each other~~or any Purchaser ~~Parties, from time to time, with~~, provide all documentation and other information ~~required by bank regulatory authorities~~that the Administrative Agent or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including~~, without limitation,~~ the USA PATRIOT Act.

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Section 14.16 Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, the Seller or the Servicer against amounts owing by the Seller or the Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Servicer, as applicable, promptly following such setoff.
Section 14.17 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 14.18 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
Section 14.19 Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

ARTICLE XV SELLER GUARANTY
Section 15.01 Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in

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THE BANK OF NOVA SCOTIA,
as a Committed Purchaser

By:     Name:
Title:

THE BANK OF NOVA SCOTIA,
as Group Agent for its Purchaser Group

By:     Name:
Title:

LIBERTY STREET FUNDING, LLC
as a Conduit Purchaser

By:     Name:
Title:

S-4

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EXHIBIT A
Form of Investment Request

[Letterhead of Seller]
[Date]

[Administrative Agent] [Group Agents]
Re: Investment Request Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Purchase Agreement, dated as of December 21, 2016 among DXC Receivables LLC (the “Seller”), DXC Technology Company, as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement. The Seller hereby requests an Investment of Capital in the aggregate amount of [$    ] to be made on [ , 20 ] (of which $[ ] of Capital will be funded by the PNC Group and $[ ] of Capital will be funded by the [ ] Group). Such Capital should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Investment, the Aggregate Capital will be [$    ].
The Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:
(i)the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, and no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event would result from such Investment;

Exhibit A-1

SCHEDULE I TO COMPLIANCE CERTIFICATE
A.Schedule of Compliance as of        , 20 with Section 8.02(~~a~~b)(i) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
This schedule relates to the month ended:     .
B.The following financial statements of the Parent and its Subsidiaries for the period ending on     , 20 , are attached hereto:

Exhibit G-3

768187296 16518096

SCHEDULE III
Notice Addresses
(A)in the case of the Seller, at the following address:
DXC Receivables LLC
c/o DXC Technology Company 20408 Bashan Drive, Suite 231
Ashburn, Virginia 20147
Attn: ~~William L. Deckelman, Jr., Executive Vice President and~~Matthew Fawcett, EVP, General Counsel and Board Secretary Telephone: [***]
Email: [***]

With a copy to:
Attn:    Corporate Treasury
Email: [***]
(B)in the case of the Servicer, at the following address: DXC Technology Company
20408 Bashan Drive, Suite 231
Ashburn, Virginia 20147
Attn: ~~William L. Deckelman, Jr., Executive Vice President and~~Matthew Fawcett, EVP, General Counsel and Board Secretary Telephone: [***]
Email: [***]

With a copy to:

Attn: Corporate Treasury
Email: [***]
(C)in the case of the Administrative Agent, at the following address: PNC Bank, National Association
The Tower at PNC Plaza 300 Fifth Avenue, 11th Floor Pittsburgh, PA 15222 Attention: Brian Stanley Telephone: [***]
Facsimile: [***]
Email: [***]with a copy to: [***]

Schedule ~~3~~V-1

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SCHEDULE V
Excluded Liens

1. That certain tax lien against Computer Sciences Corporation in the state of Virginia in an amount equal to $66,292.59.
2. That certain employment lien against Computer Sciences Corporation in the state of South Carolina in an amount equal to $4,408.60.

Schedule ~~4~~V-1

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